UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2015

RELIV INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19932	37-1172197
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

136 Chesterfield Industrial Boulevard, Chesterfield, MO	63005
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (636) 537-9715

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No. 2.04 – Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 28, 2014, Registrant and three of its wholly-owned subsidiaries, Reliv, Inc., Reliv World Corporation and SL Technology, Inc. (“Registrant Subsidiaries”) entered into a Credit Agreement (the “Credit Agreement”) with BMO Harris Bank N.A. (the “Bank”). Under the Credit Agreement, the Bank agreed to provide certain credit facilities to Registrant, including a Term Loan in the principal amount of $3,481,961 and a revolving credit facility in the amount of $5,000,000, with a maturity date of July 1, 2016. On October 29, 2014, Registrant, Registrant Subsidiaries and the Bank entered into a First Amendment to the Credit Agreement (the “First Amendment”), and on March 4, 2015, the Registrant and Registrant Subsidiaries entered into a Second Amendment to the Credit Agreement (“Second Amendment”) with the Bank.

The original Credit Agreement includes a series of conditions, representations and warranties, affirmative covenants and negative covenants. The covenants include certain financial covenants requiring Registrant to maintain a designated tangible net worth, and a ratio of EBITDA adjusted for certain additional non-cash expenses to Fixed Charges (“Fixed Charge Coverage Ratio”). At September 30, 2014, the Registrant’s computed Fixed Charge Coverage Ratio was less than the minimum ratio of 1.15 to 1, as specified in the Credit Agreement. As part of the First Amendment, the Bank agreed to waive the Registrant’s non-compliance of the Fixed Charge Coverage Ratio for the September 30, 2014 reporting period. In addition to the waiver on the Fixed Charge Coverage Ratio, the First Amendment restricts the Registrant from the declaration and cash payment of common stock dividends and the repurchase of Registrant’s stock. The First Amendment also reduced the revolving line of credit facility’s maximum borrowing limit from $5 million to $3.5 million.

At December 31, 2014, the Registrant’s computed Fixed Charge Coverage Ratio was less than the minimum ratio of 1.15 to 1, as specified in the Credit Agreement. Pursuant to a Letter Agreement dated February 27, 2015 by and among Registrant, Registrant Subsidiaries and the Bank, the Bank agreed to waive the Registrant’s non-compliance of the Fixed Charge Coverage Ratio for the December 31, 2014 reporting period. The Second Amendment adjusts the minimum Fixed Charge Coverage Ratio for the reporting period ending March 31, 2015 to 1.0 to 1. For quarterly reporting periods after March 31, 2015, the minimum ratio remains at 1.15 to 1. In addition, the Second Amendment revises the net tangible worth covenant from a minimum of $11 million to $9.5 million and re-defines net tangible worth as actual stockholders’ equity reduced by the sum of net intangible assets, accounts due from employees and distributors, and a note receivable from a distributor.

At June 30, 2015, the Registrant’s computed Fixed Charge Coverage Ratio was less than the minimum ratio of 1.15 to 1, as specified in the Credit Agreement, as amended. Registrant has requested a waiver to Registrant’s non-compliance of the Fixed Charge Coverage Ratio and is currently in negotiations with the Bank. Registrant’s failure to comply with the Fixed Charge Coverage Ratio is an event of default under the Credit Agreement, as amended. On August 27, 2015, the Bank issued a Notice of Default to the Registrant. The notice formally informed the Registrant that the non-compliance of the Fixed Charge Coverage Ratio covenant constituted an event of default; however, the Bank did not impose the default interest rate available under the Credit Agreement, nor did the Bank accelerate or demand payment of the outstanding debt.

As of September 2, 2015, the outstanding balance of principal and accrued interest on the term loan was $2,735,827, and the outstanding principal on the revolving credit line was $500,000. The Registrant is current on all principal and interest payments to the Bank. The outstanding principal balance under the term loan and revolving line of credit was reflected as a current debt on the Registrant’s Balance Sheet as of June 30, 2015.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Reliv International, Inc.
(Registrant)

Date: September 2, 2015	By:	/s/ Robert L. Montgomery
Robert L. Montgomery
Chief Executive Officer

3